Exhibit 8.1

Subsidiaries

The following are the subsidiaries of LumiraDx Limited.

Legal Name of Subsidiary	Jurisdiction of Organization
LumiraDx Brazil Holdings Limited	United Kingdom
LumiraDx Healthcare Ltda	Brazil
LumiraDx Colombia Holdings Limited	United Kingdom
Lumira SAS	Colombia
LumiraDx SAS	France
LumiraDx GmbH	Germany
LumiraDx AB	Sweden
LumiraDx UK Limited	United Kingdom
LKM Innovations Ltd.	United Kingdom
LumiraDx Ltd.	United Kingdom
LumiraDx Group Limited	United Kingdom
LumiraDx International Limited	United Kingdom
LumiraDx Investment Limited	United Kingdom
LumiraDx Care Solutions UK Limited	United Kingdom
LumiraDx, Inc	United States
ACS Acquisition LLC	United States
LumiraDx Healthcare LLC	United States
Biomedical Service S.r.l.	Italy
LumiraDx AS	Norway
LumiraDx GmbH	Austria
LumiraDx GmbH	Switzerland
LumiraDx Japan Co Ltd	Japan
LumiraDx Oy	Finland
LumiraDx A/S	Denmark
LumiraDx Healthcare S.L.	Spain
SureSensors Ltd.	United Kingdom
LumiraDx (Pty) Limited	South Africa
LumiraDx B.V.	Netherlands
LumiraDx Benelux B.V	Netherlands
LumiraDx Limited	Ireland
LumiraDx Healthcare Private Limited	India
CA Healthcare Acquisition Corp.	United States